EXHIBIT (a)(1)(vii)

FORM OF EMAIL CONFIRMING RECEIPT OF ELECTION

TO:	[Employee]
FROM:	Stock Plan Administrator
SUBJECT:	Stock Option Exchange Program Election Confirmation
DATE:	[DATE]

Thank you for your submission of your election to participate in our stock option exchange program.  Your election has been recorded as follows:

Eligible Options						Replacement Options
Type	Grant Date	Exercise Price	Total Shares	Shares Vested	Exchange Ratio	Type	Total Shares	Shares Vested	Election

We strongly encourage you to print this email and keep it for your records.

If you elected “Yes” with respect to any eligible stock options, you will receive additional information about your replacement stock options, including the exercise price, as soon as practicable after they are granted, which is expected to be promptly after the end of the offering period.

If you elected “No” with respect to any eligible stock options, they will not be canceled and will remain subject to their present terms.

If the above is not your intent, you may log back into https://reachlocal.equitybenefits.com to change your election before 11:59 p.m. Pacific Time on June 25, 2012.

If you have questions about the program or this confirmation notice, please contact optionexchangequestions@reachlocal.com.